Exhibit 99.1

Contact:	Amedisys, Inc.
Gregory H. Browne
Chief Financial Officer
(225) 292-2031
gbrowne@amedisys.com

Noonan Russo
Investor Relations
Brian Ritchie
(212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES DEFINITIVE AGREEMENT TO

ACQUIRE HOUSECALL MEDICAL RESOURCES

- Acquisition Expected to Contribute $0.25 - $0.30 cents in Earnings Per Share in FY 2006 -

BATON ROUGE, Louisiana (July 1, 2005) – Amedisys, Inc. (Nasdaq: “AMED” or “the Company”), one of America’s leading home health nursing companies, announced today that it has signed a definitive agreement to acquire Knoxville, Tennessee-based Housecall Medical Resources, Inc. (“Housecall”), a privately-held provider of home care services in the Southeast for a total transaction value of approximately $106 million, subject to post-closing adjustments, escrows and certain tax benefits.

Completion of the sale is subject to regulatory clearance under the Hart-Scott-Rodino Act, and to satisfaction of customary closing conditions. The acquisition, which has received approval from both companies’ respective Boards of Directors, is expected to close by the end of July.

Housecall operates 57 home health agencies in Tennessee, Florida, Kentucky, Virginia, and Indiana, and a total of nine hospice locations in Tennessee and Virginia. Housecall’s trailing 12-month revenues are approximately $103 million, of which home health services accounted for 76 percent, and the hospice business contributed 24 percent.

Based on Housecall’s trailing 12-month unaudited operating results and expected synergies, Amedisys estimates the acquisition would add $0.25 to $0.30 cents to earnings per share in 2006. For 2005, the Company anticipates that the transaction will add $0.05 to $0.10 cents to earnings per share. The Company expects to update its guidance for 2005, and to provide preliminary guidance for 2006, on the conference call to be scheduled with reference to the second quarter financial results.

“This acquisition clearly furthers Amedisys’ strategic mission to be the premier home healthcare company in the Southeast,” said William F. Borne, Chief Executive Officer of Amedisys, Inc. “Amedisys and Housecall share common operating philosophies, including the same strong commitment to providing cost-efficient, high quality patient care. We are also excited to acquire a significant hospice business, which we may seek to expand over the next few years. In summary, this combination will provide opportunities to strengthen Amedisys’ strategic position and provide significant earnings growth opportunities going forward.”

In addition to available cash on hand, Amedisys will finance a portion of the purchase price through a commitment secured from Wachovia Bank, N.A. and GE Healthcare Financial Services, subject to customary closing conditions, to provide $75 million in senior secured credit facilities. Wachovia Capital Markets, LLC and GECC Capital Markets Group, Inc. will act as Co-Lead Arrangers on the syndication of the credit facilities. The term loan portion of the credit facilities is repayable over five years.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com